Exhibit 99.1

Quest Resource Reports First Quarter 2016 Results

The Colony, Texas – May 16, 2016 – Quest Resource Holding Corporation (Nasdaq: QRHC) (“Quest”), a leader in sustainability, recycling, and resource management, today announced financial results for the quarter ended March 31, 2016.

First Quarter 2016 Operational Highlights

•	Increased revenue by $5.8 million, or 14.4% to $45.8 million for the first quarter of 2016 over the comparable quarter last year
•

Expanded portfolio of customer user service locations (number of customers x locations per customer x services per location) to approximately 95,000 at the end of the first quarter of 2016 compared with 80,000 at the end of the first quarter of 2015

•	Completed $3.34 million underwritten public offering of common stock and warrants
•	Appointed Ray Hatch as President and Chief Executive Officer and member of the Board of Directors

Ray Hatch, President and Chief Executive Officer, commented, "I chose to join and lead Quest because of its great potential.  Our brand resonates in the marketplace, in particular with Fortune 100 companies, because our services are a win for our customers.  Our quarterly revenue increase of 14.4%, user service locations growth of 15,000, and continually strong sales pipeline demonstrate the market’s positive reception of our value proposition."

Mr. Hatch continued, "While Quest continues to grow, we must better capitalize on our strengths.  We have revised our account acquisition strategy to focus on customers that desire a full complement of our service offerings.  Specialty and complex services, rather than commodity tasks, will drive our gross margin improvement.  Our business platform provides the ability to expand our service offerings into almost any service our customers demand as driven by the market."

"I want our stockholders to know that addressing our operational and financial performance is my absolutely urgent and top priority," added Mr. Hatch. "I believe achieving our goals of profitable growth, expanded service lines, targeted acquisitions, and innovation opportunities will separate us from our competition and drive higher value for our company."

First Quarter 2016 Financial Results

Revenue

For the quarter ended March 31, 2016, revenue was $45.8 million, an increase of $5.8 million, or 14.4%, compared with $40.0 million for the quarter ended March 31, 2015.  The increase was primarily due to a combination of new and expanded services with customers added after the first quarter of 2015, with user service locations expanding to approximately 95,000 as of March 31, 2016 compared with 80,000 as of March 31, 2015.

Cost of Revenue and Gross Profit

Cost of revenue increased $5.6 million to $42.3 million for the quarter ended March 31, 2016 from $36.7 million for the quarter ended March 31, 2015.  The increase related primarily to the cost of servicing the new and expanded services with customers added in 2015. Gross profit increased $200,000 to $3.5 million from $3.3 million.

Operating Expenses

For the quarter ended March 31, 2016, operating expenses increased $918,000 to $5.7 million from $4.8 million for the comparable quarter in 2015. The increase related primarily to an increase in stock related compensation of $254,000 and in selling, general, and administrative expenses of approximately $400,000 for integrating and servicing an increased number of customer locations in the quarter ended March 31, 2016.  Operating expenses also included depreciation and amortization of $1.0 million and $980,000 for the three months ended March 31, 2016 and 2015, respectively.  This $20,000 increase related primarily to amortization of software development costs capitalized subsequent to the first quarter of 2015.

Net Loss and Net Loss per Share

Net loss for the quarter ended March 31, 2016 was $(2.2) million compared with a net loss of $(1.5) million for the quarter ended March 31, 2015. Net loss per basic and diluted share was $(0.02) for the quarter ended March 31, 2016 compared with a net loss per basic and diluted share of $(0.01) for the quarter ended March 31, 2015.

EBITDAS

Adjusted EBITDAS was a loss of $621,000 for the quarter ended March 31, 2016 compared with a loss of $206,000 for the quarter ended March 31, 2015. (See attached table "Reconciliation of Net Loss to Adjusted EBITDAS.")

Balance Sheet Summary

As of March 31, 2016, Quest had $3.9 million in cash and cash equivalents compared with $3.0 million as of December 31, 2015. Working capital was $3.4 million as of March 31, 2016 compared with $2.1 million as of December 31, 2015.

For more information on Quest, visit www.QRHC.com.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

In this press release, a certain non-GAAP financial measure, "Adjusted EBITDAS," is presented. From time-to-time, Quest considers and uses this supplemental measure of operating performance in order to provide an improved understanding of underlying performance trends. Quest believes it is useful to review, as applicable, both GAAP measures that include (i) depreciation and amortization, (ii) interest and other expense, (iii) stock-based compensation expense, and (iv) income tax expense, and non-GAAP measures that exclude such information.  Quest presents this non-GAAP measure because it considers it an important supplemental measure of Quest’s performance. Quest’s definition of this adjusted financial measure may differ from similarly named measures used by others. Quest believes this measure facilitates operating performance comparisons from period to period by eliminating potential differences caused by the existence and timing of certain expense items that would not otherwise be apparent on a GAAP basis.  This non-GAAP measure has limitations as an analytical tool and should not be considered in isolation or as a substitute for the company's GAAP measures.  (See attached table "Reconciliation of Net Loss to Adjusted EBITDAS.")

About Quest Resource Holding Corporation

Quest provides businesses with one-stop management programs to reuse, recycle, and dispose of a wide variety of waste streams and recyclables generated by their businesses. Quest’s comprehensive reuse, recycling, and proper disposal management programs are designed to enable regional and national customers to have a single point of contact for managing a variety of waste streams and recyclables.  Quest also operates environmentally based social media and online data platforms that contain information and instructions necessary to empower consumers and consumer product companies to recycle or properly dispose of household products and materials. Quest’s directory of local recycling and proper disposal options empowers consumers directly and enables consumer product companies to empower their customers by giving them the guidance necessary for the proper recycling or disposal of a wide range of household products and materials, including the “why, where, and how” of recycling.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which provides a "safe harbor" for such statements in certain circumstances. The forward-looking statements include statements or expectations regarding our belief that we have great potential; our belief that our brand resonates in the marketplace, in particular with Fortune 100 companies, because our services are a win for our customers; our belief that our quarterly revenue increase of 14.4%, user service locations growth of 15,000, and continually strong sales pipeline demonstrate the market’s positive reception of our value proposition; our revised account acquisition strategy to focus on customers that desire a full complement of our service offerings; our belief that specialty and complex services, rather than commodity tasks, will drive our gross margin improvement; our belief that our business platform provides the ability to expand our service offerings into almost any service our customers demand as driven by the market; our urgent and top priority of addressing our operational and financial performance; and our belief that achieving our goals of profitable growth, expanded service lines, targeted acquisitions, and innovation opportunities will separate us from our competition and drive higher value for our company. These statements are based on our current expectations, estimates, projections, beliefs, and assumptions. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including, but not limited to, competition in the environmental services industry, the impact of the current economic environment, and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (SEC), including our Report on Form 10-K for the year ended December 31, 2015. You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Investor Relations Contact:

Ross DiMaggio

Union Square Associates

212.675.2100

Financial Tables Follow

Quest Resource Holding Corporation and Subsidiaries

OPERATING HIGHLIGHTS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2016	2015
Revenue	$45,771	$40,009
Cost of revenue	42,285	36,723
Gross profit	3,486	3,286
Selling, general, and administrative	4,655	3,777
Depreciation and amortization	1,019	979
Total operating expenses	5,674	4,756
Operating loss	(2,188)	(1,470)
Interest and other expense	(56)	(49)
Income tax expense	—	—
Net loss	$(2,244)	$(1,519)
Net loss applicable to common stockholders	$(2,244)	$(1,519)
Net loss per common share:
Basic and diluted	$(0.02)	$(0.01)

Weighted average number of common shares outstanding:
Basic and diluted	111,864	111,618

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDAS

(Unaudited)

(In thousands)

	Three Months Ended
	March 31,
	2016	2015
Net loss	$(2,244)	$(1,519)
Depreciation and amortization	1,028	979
Interest and other expense	56	49
Stock-based compensation expense	539	285
Income tax expense	—	—
Adjusted EBITDAS	$(621)	$(206)

BALANCE SHEETS

(Unaudited)

(In thousands, except per share amounts)

	March 31,	December 31,
	2016	2015

ASSETS
Current assets:
Cash and cash equivalents	$3,910	$2,989
Accounts receivable, less allowance for doubtful accounts of $705 and $587 as of March 31, 2016 and December 31, 2015, respectively	35,124	33,299
Prepaid expenses and other current assets	968	947
Total current assets	40,002	37,235

Goodwill	58,337	58,337
Intangible assets, net	11,070	11,828
Property and equipment, net, and other assets	1,650	1,609
Total assets	$111,059	$109,009

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$36,125	$34,847
Deferred revenue and other current liabilities	434	329
Total current liabilities	36,559	35,176

Line of credit	3,500	4,000
Other long-term liabilities	324	341
Total liabilities	40,383	39,517

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000 shares authorized, no shares issued or outstanding as of March 31, 2016 and December 31, 2015	—	—
Common stock, $0.001 par value, 200,000 shares authorized, 118,678 and 111,788 shares issued and outstanding as of March 31, 2016 and December 31, 2015, respectively	119	112
Additional paid-in capital	155,670	152,249
Accumulated deficit	(85,113)	(82,869)
Total stockholders’ equity	70,676	69,492
Total liabilities and stockholders’ equity	$111,059	$109,009

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